Exhibit 99.1

Dave Fanning President	Charter Date May 22nd 1942
I am responding to the news release put out by Greenbrier late Friday
The reputation of Trenton Works is one of high quality and efficiency and a reputation of excellent workmanship. The employee’s are and should be very proud of what they do and how far they have brought this plant over the past 12 years.
During the last set of conciliation talks the company made very clear that they had no movement on the offer that was voted on by the members so union put in the 48 hour notice witch would put them in strike position as early as Friday, March 9 2007.
Greenbrier has reported that Trenton is its least competitive facility. We all know why that is, it’s because of their ability to take the work that should be done here and move it to Mexico. The Canadian dollar climbing the way it has is hurting this plant but Greenbrier needs to take a look at what this really means to the employees here at Trenton. Our dollar going up does not benefit us it only benefits big companies that buy out side of Canada for the working people all we see is every thing around us going up with it, there is no benefit for us. It is sad to be Canadian and to have to pray for our dollar to be worthless so we can keep our jobs.
Greenbrier also reported that we will strike rather than addressing the economic problems we face. The members and the union put up no fight when the company out soured to China and India because we were told that this would make the difference between being competitive or closing This alone meant a loss of 100 jobs on this last order alone. The union and the employees were meeting with management on a regular basis to improve our competitiveness and Greenbrier should commend them for their efforts.
The Company wants to take back the health care from its employees, they want employees to lose there health care at the end of the month they are laid off in, this could mean that day, They now receive it for six months after layoff They also want them to pay as much as much $84.00 per month and higher depending on the overall usage, so there is no way of knowing how much they will pay. As to the co-pay that they speak of we now co-pay only at the drug store only so higher co-pay is not all they are after.
We are simple asking to be treated fair so we are able to look after our families. As to the work rules flexibility this means hours of work, start and finish times of shifts length of shifts that they want to be able to change at will. Also overtime, Holidays, they want new employee to be paid below existing, Cut life insurance and the list goes on.
It saddened us that we are being placed on the agenda of Aprils meeting of Greenbriers board of directors but we were told that this would happen no matter what we gave up. We can only Hope that Bill Furman reminds his board of how profitable Trenton Works was and will be again. And of the undeniable effort that has and will be put in by his employees here.
As he counts on us to do our part here we count on him to remember us and do his part there
David Fanning
Local 1231 Usw